Exhibit T3A-14

ACKNOWLEDGEMENT COPY

ARTICLES OF ORGANIZATION

OF

Columbia Care Industrial Hemp LLC

Under Section 203 of the Limited Liability Company Law

FIRST:	The name of the limited liability company is:

Columbia Care Industrial Hemp LLC

SECOND:	The county, within this state, in which the office of the limited liability company is to be located is NEW YORK.

THIRD:	The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served. The address within or without this state to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is:

CORPORATION SERVICE COMPANY
80 STATE ST.
ALBANY, NY 12207

I certify that I have read the above statements, I am authorized to sign these Articles of Organization, that the above statements are true and correct to the best of my knowledge and belief and that my signature typed below constitutes my signature.

Joseph T. Moen, Authorized Person (signature)
Columbia Care LLC , ORGANIZER

Filed by:

Joseph T. Moen

45 Prospect Street

Cambridge, MA 02139

DOS-1239-f-11 (Rev. 02/12)	Page 1 of 1